CURTISS-WRIGHT ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS

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Promotes David Linton and David Adams to Co-Chief Operating Officers

New Organizational Structure Fortifies Platform for Future Growth

Edward Bloom, President Metal Treatment, to Retire

ROSELAND, N.J. – November 17, 2008 – Curtiss-Wright Corporation (NYSE: CW) today announced the promotion of David J. Linton, President of the corporation’s Flow Control segment, and David C. Adams, President of the Motion Control segment, to the newly created positions of Co-Chief Operating Officers. The appointments are part of a new organizational structure designed to drive future growth in the high-performance aerospace, defense and energy markets the company serves. As part of the realignment, Mr. Adams will also assume responsibility for the Metal Treatment segment. Edward Bloom will be retiring as President of Metal Treatment in April 2009 after 35 years of exemplary service and has agreed to serve as a consultant to the company.

“It is with great confidence that we announce these well-deserved promotions of two seasoned executives with strong track records of engineering excellence and delivering customer satisfaction,” said Martin R. Benante, Chairman and Chief Executive Officer of Curtiss-Wright. “It is important to provide them with the corporate responsibility and direction to grow their businesses in support of achieving our aggressive corporate growth targets. We are very pleased to establish these executive positions as it lays the ground work for the development of key leadership across the company globally.”

An industry pioneer, Mr. Linton brings 26 years of diversified experience in aerospace, defense and technology markets to his new position. Since taking over as President of the Flow Control segment in May 2004, Mr. Linton has aligned an extensive product portfolio within core markets of defense, power generation, oil and gas and general industry. Under his leadership, Curtiss-Wright Flow Control has expanded from 9 to 32 operating facilities, including the acquisition of 10 companies, for a compounded annual sales growth of 22%. In addition, he presided over the company’s largest contract wins in more than 50 years with the onset of the commercial nuclear power renaissance.

“I am thrilled to expand my role at Curtiss-Wright and work even more closely with the senior leadership team to shape the future of this historic company,” Mr. Linton said. “We have built a very strong team in the Flow Control segment, forging enduring partnerships with our customers, and I am confident we are well positioned to continue our leadership in high-performance markets.”

Mr. Adams joined Curtiss-Wright’s Motion Control segment in 2000 and led the global development of the Integrated Sensing division, including a two-year relocation to the U.K. Upon his return to the U.S., he played a significant role in building the Embedded Computing division, which is the largest and fastest growing division in Motion Control today. Mr. Adams was promoted to President of the Motion Control segment in June 2005 and has led the efforts in securing significant new awards on military and commercial aerospace platforms, such as the Joint Strike Fighter and the Boeing 787, as well as executing more than $100 million in acquisitions that contributed to compounded annual sales growth of 14%.

“During the last five years, Curtiss-Wright has experienced significant growth as our customers have gravitated to our innovative solutions, products and services. It is my good fortune to help lead this very dynamic organization and I am heartened by the opportunity to work closely with Ed Bloom as he retires but remains a close consultant to the company,” said Mr. Adams. “It will be my privilege to propel Curtiss-Wright to a global leader in the markets we serve.”

Mr. Bloom joined Curtiss-Wright in 1973 and participated in its growth to become the world leader in shot peening services. In 2002, he took on the executive leadership and he has expanded the product portfolio through both internal development of laser peening and acquisition of high performance coatings technologies. The combined result generated a compounded annual sales growth of 14% and enabled the Metal Treatment segment to further diversify its markets and international presence, in particular in Europe and Asia.

“Ed has been driving strategic growth in our Metal Treatment segment for more than three decades,” Mr. Benante said. “It is a testament to his leadership that the business continued to perform solidly under dynamic market conditions and achieve its strategic goals. It is never easy to accept the departure of such an exceptional colleague and friend, but we wish him well in his personal endeavors. We are thankful for his leadership and are pleased he will stay on as consultant to the company to further grow the business.”

Executive biographies and photos:

•	David C. Adams

•	David J. Linton

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, N.J. The company designs, manufactures and overhauls products for motion control and flow control applications, and provides a variety of specialized metal treatment services. The firm employs approximately 7,700 people worldwide. For more information about Curtiss-Wright visit www.curtisswright.com.